H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the J.P. Morgan Large - Cap Dynamic Blend ℠ 5 Index (the “Index”). The Index attempts to provide a dynamic rules - based allocation to the J.P. Morgan US Large Cap Equities Futures Index (the “Equity Constituent”) and the J.P. Morgan 2Y US Treasury Futures Index (the “Bond Constituent” and, together with the Equity Constituent, the “Portfolio Constituents”) wh ile targeting a level volatility of 5.0%. The Index tracks the return of (a) a notional dynamic portfolio consisting of the Equi ty Constituent and the Bond Constituent, less (b) the daily deduction of 0.50% per annum. Each futures contract underlying a Portfolio Cons tit uent as of a particular time is referred to as an “Underlying Futures Contract.” The Equity Constituent is an excess return index th at tracks the return of a notional rolling futures position in futures contracts on the S&P 500 ® Index. The Bond Constituent is an excess return index that tracks the return of a notional rolling futures position in futures contracts on 2 - Year U.S. treasury notes. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: J.P. Morgan Large - Cap Dynamic Blend SM 5 Index Index Ticker: JPUSSDB5 <Index> Participation Rate: At least 300.00%* Initial Value: The closing level of the Index on the Pricing Date Final Value: The closing level of the Index on the Observation Date Index Return: (Final Value – Initial Value) / Initial Value Pricing Date: October 31, 2023 Observation Date: October 31, 2025 Maturity Date: November 5, 2025 Additional Amount: $1,000 × Index Return × Participation Rate Payment At Maturity: At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, provided the Additional Amount will not be less than zero. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48134BAC7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134BAC7 / doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1 ,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Participation Rate will be provided in the pricing supplement and will not be less than 300.00%. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Total Return on the Notes Index Return Final Value 195.00% 65.00% 165.00 150.00% 50.00% 150.00 120.00% 40.00% 140.00 90.00% 30.00% 130.00 60.00% 20.00% 120.00 30.00% 10.00% 110.00 15.00% 5.00% 105.00 3.00% 1.00% 101.00 0.00% 0.00% 100.00 0.00% - 5.00% 95.00 0.00% - 10.00% 90.00 0.00% - 20.00% 80.00 0.00% - 40.00% 60.00 0.00% - 60.00% 40.00 0.00% - 80.00% 20.00 0.00% - 100.00% 0.00 2yr J.P. Morgan Large - Cap Dynamic Blend SM 5 Index Notes North America Structured Investments **Reflects Participation Rate equal to the minimum Participation Rate set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower . Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 3 - I dated April 13, 2023 and the underlying supplement no. 17 - I dated April 13, 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated October 2, 2023 Rule 424(b)(3)

Selected Risks (continued) • The Index, which was established on March 2, 2022, and the Portfolio Constituents, which were established on December 22, 2020, have limited operating histories and may perform in unanticipated ways. • The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. • No interest payments or rights to the futures contracts underlying the Portfolio Constituents. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. North America Structured Investments 2yr J.P. Morgan Large - Cap Dynamic Blend SM 5 Index Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.